FOR IMMEDIATE RELEASE
                                                             INVESTOR CONTACT:
                                                             Thomas W. Eberhardt
                                                   Director, Treasury Operations
                                                                  (847) 374-1949

                                                                  MEDIA CONTACT:
                                                                    Daniel Bauer
                                                                  Vice President
                                                                  (847) 374-1943

                                             APAC REPORTS FIRST QUARTER RESULTS

     (DEERFIELD, Ill., April 20, 1998) -- APAC TeleServices, Inc. (NASDAQ:APAC), a leading provider of outsourced customer service and sales, today reported financial results for its first quarter of fiscal 1998.

     APAC announced revenue of $91.5 million for the 13 weeks ended March 29, 1998, up 1.3% from $90.3 million in the same period a year ago. Net income decreased to $4.9 million for the 1998 first quarter compared to $8.5 million for the first quarter of 1997. Earnings per share in the first quarter of 1998 were $0.10 as compared to $0.18 in the same quarter last year.

     Net revenue for the Sales Solutions division was $43.3 million for the first quarter of 1998, a decrease of 5.5%, compared to $45.8 million for the first quarter of 1997. The Service Solutions division net revenue was $48.2 million, up 8.3% from $44.5 million in the same period a year ago. Revenues from the company's two largest clients were $33 million in the first quarter of 1998, a decrease of $14.7 million (or 31%) from the same quarter last year. Revenues from all other clients increased by 37%, more than offsetting the declines from these two major accounts.

     Overall operating margins for the first quarter of 1998 were 9.4% versus 5.9% (excluding special charges) and 15.6% in the fourth quarter and first quarter of 1997, respectively. The company expects to continue its progress on improvements in operating margins through better efficiencies and capacity utilization. The earnings before interest, taxes, depreciation and amortization for the first quarter of 1998 were $15.6 million compared to $17.9 million for the same period in 1997.

     Client decisions relating to significant outsourcing opportunities may be deferred into the second half of 1998. Consequently, these opportunities may not impact the 1998 financial results to the degree originally expected. As a result, the company forecasts revenue and earnings to grow at a modest rate each quarter for the remainder of the year as compared to the actual results of the first quarter of 1998.

                                    --MORE--

     "Our pipeline of new business opportunities for both inbound and outbound applications has never been stronger," said Theodore G. Schwartz, chairman and chief executive officer of APAC. "The opportunities are significant. Our key challenge is to secure this new business and restore our growth trajectory. The commitment, energy and skills of our people will continue to deliver excellence in service to our valued clients."

     Headquartered in the Chicago suburb of Deerfield, Ill., APAC operates 66 customer contact centers and has more than 15,000 employees in 14 states. The company seeks to optimize the value of its clients' customer relationships by improving customer service, increasing sales, leveraging technology and managing change for corporate growth. Clients include some of the best-managed, most highly respected corporations in America. These organizations represent a wide range of industries including business and consumer products, communications, energy, financial services, insurance, delivery, retail and technology. The company's Web site address is www.apacteleservices.com.

     Statements contained herein regarding APAC's expected growth, prospective business opportunities and future expansion plans are forward-looking statements that involve substantial risks and uncertainties. In accordance with the Private Securities Litigation Reform Act of 1995, following are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements: There can be no assurance that APAC will be able to maintain or accelerate its growth rate, effectively manage its rapid growth or maintain its profitability. There also can be no assurance that APAC can build out facilities in a timely and economic manner. In the future, APAC may experience excess peak period capacity when it opens a new customer contact center or terminates or completes a large client program. APAC's agreements with its clients generally do not ensure that APAC will generate a specific level of net revenue, do not designate APAC as the client's exclusive service provider, and many are terminable by the client on relatively short notice. In addition, the amount of net revenue APAC generates from a particular client generally is dependent upon customers' interest in, and use of, the client's products or services. Readers are encouraged to review the section captioned "Information Regarding Forward-Looking Statements" on Form 10-K in APAC's Annual Report for the year ended Dec. 28, 1997, which describes other important factors that may impact APAC's business, results of operations and financial condition.

                         -- MORE--

                    APAC TeleServices, Inc. and Subsidiaries
                        Consolidated Statements of Income
                      (In thousands, except per share data)
                                                                      Thirteen Weeks Ended
                                                                   March 29,       March 30,
                                                                     1998             1997

                   Revenue:
                        Sales Solutions                               $43,292         $45,857
                        Service Solutions                              48,189          44,461
                               Total Revenue, net                      91,481         $90,318
                   Operating expenses:
                          Cost of services                             70,684          65,363
                       Selling, general and administrative
                          expenses                                     12,209          10,953
                           Total operating expenses                    82,893          76,316
                        Income from operations                          8,588          14,002
                   Interest expense, net                                  471             329
                        Income before income taxes                      8,117          13,673
                   Income taxes                                         3,200           5,200
                        Net income                                     $4,917          $8,473

                   Net income per share:
                     Basic                                              $0.10           $0.18
                     Diluted                                            $0.10           $0.18

                   Weighted average number of shares
                      outstanding:
                     Basic                                             48,812          46,586
                     Diluted                                           49,804          48,001

                                     --END--